     Exhibit 4.12
DESCRIPTION OF THE REGISTRANT’S SECURITIES
REGISTERED PURSUANT TO
SECTION 12 OF THE SECURITIES EXCHANGE ACT OF 1934
The following is a brief description of Class A common stock, par value $0.01 per share (the “Common Stock”) of VMware, Inc. (the “Company”), which is the only security of the Company registered pursuant to Section 12 of the Securities Exchange Act of 1934.
Description of Common Stock
General
The following description does not purport to be complete and is subject to, and qualified in its entirety by, the provisions of our Amended and Restated Certificate of Incorporation, our Amended and Restated Bylaws and the Delaware General Corporation Law (the “DGCL”). Copies of our Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”) and our Amended and Restated Bylaws (the “Bylaws”) have been filed with the Securities and Exchange Commission (the “SEC”) as exhibits to our Annual Report on Form 10-K.
Authorized Capital Stock
As of January 28, 2022, the authorized capital stock of the Company consists of 2,500,000,000 shares of Common Stock and 100,000,000 shares of preferred stock, par value $0.01 per share (the “Preferred Stock”).
Common Stock
Fully Paid and Nonassessable
All of our outstanding shares of Common Stock are validly issued, fully paid and nonassessable.
Voting rights
The holders of Common Stock are entitled to one vote per share. The Company’s Bylaws provide that, except as otherwise provided by law, the Certificate of Incorporation, any Certificate of Designations or the Bylaws, when a quorum is present, the affirmative vote of the holders of shares representing at least a majority of votes actually present in person or represented by proxy at the meeting and entitled to vote on a matter constitutes the act of the stockholders. No stockholder is entitled to any right to cumulative voting.
Dividend rights
The Company’s Board of Directors (the “Board”) may from time to time declare, and the Company may pay, dividends on its outstanding shares in the manner and upon the terms and conditions provided by law and the Certificate of Incorporation. Any future determination to declare cash dividends will be made at the discretion of the Board. Holders of shares of Common Stock share equally on a per share basis in any dividend declared on the Common Stock by the Board.
    Rights Upon Dissolution, Liquidation or Winding Up
In the event of any dissolution, liquidation or winding up of the affairs of the Company, whether voluntary or involuntary, after payment in full of the amounts required to be paid to the holders of Preferred Stock pursuant to the provisions of a Certificate of Designations, the remaining assets and funds of the Company shall be distributed pro rata to the holders of Common Stock. For these purposes, the voluntary sale, conveyance, lease, license, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all of

     Exhibit 4.12
the assets of the Company or a consolidation or merger of the Company with one or more other entities (whether or not the Company is the entity surviving such consolidation or merger) shall not be deemed to be a liquidation, dissolution or winding up, voluntary or involuntary.
No Preemptive or Similar Rights
The holders of shares of Common Stock have no preemptive or similar rights.
Conversion
The shares of Common Stock are not convertible into any other series or class of securities.
Listing
The Common Stock is listed on the New York Stock Exchange under the symbol “VMW.”
Limitation on Rights of Holdings of Common Stock - Preferred Stock
The Board has the authority, without further action by the Company’s stockholders, to issue up to 100,000,000 shares of Preferred Stock in one or more series. The Board may designate the rights, preferences, privileges and restrictions of the Preferred Stock, including dividend rights, conversion rights, voting rights, terms of redemption, liquidation preference, sinking fund terms, and number of shares constituting any series or the designation of any series. The issuance of Preferred Stock could have the effect of restricting dividends on the Common Stock, diluting the voting power of the Common Stock, impairing the liquidation rights of the Common Stock, or delaying or preventing a change in control. The ability of the Board to issue Preferred Stock without stockholder approval could have the effect of delaying, deferring or preventing a change in control of the Company or the removal of the Company’s existing management. No shares of Preferred Stock are outstanding as of January 28, 2022.
Anti-Takeover Effects of Provisions of the Certificate of Incorporation, Bylaws and Delaware Law
Provisions in the Certificate of Incorporation and the Bylaws may also have the effect of delaying or preventing a change in control or changes in the Company’s management. These provisions include the following:
•the division of the Board into three classes, with each class serving for a staggered three-year term, which prevents stockholders from electing an entirely new Board at any annual meeting;
•that any director may be removed from office only for cause and only by the affirmative vote of holders of at least a majority of the votes entitled to be cast to elect any such director;
•the right of the Board to elect a director to fill a vacancy created by the expansion of the Board;
•the prohibition of cumulative voting in the election of directors or any other matters, which would otherwise allow less than a majority of stockholders to elect director candidates;
•the requirement for advance notice for nominations for election to the Board or for proposing matters that can be acted upon at a stockholders’ meeting;
•the ability of the Board to issue, without stockholder approval, up to 100,000,000 shares of preferred stock with terms set by the Board, which rights could be senior to those of Common Stock, as described above; and
•stockholders may not act by written consent and may not call special meetings of the stockholders.

     Exhibit 4.12

The Company is a Delaware corporation and has elected to be subject to the provisions of Section 203 of the DGCL. Under Section 203, the Company would generally be prohibited from engaging in any business combination with any interested stockholder for a period of three years following the time that this stockholder became an interested stockholder unless:
•prior to this time, the Board approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;
•upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the Company outstanding at the time the transaction commenced, excluding shares owned by persons who are directors and also officers, and by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or
•at or subsequent to such time, the business combination is approved by the Board and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66-2⁄3% of the outstanding voting stock that is not owned by the interested stockholder.
Under Section 203, a “business combination” includes:
•any merger or consolidation involving the Company and the interested stockholder;
•any sale, transfer, pledge or other disposition of 10% or more of the assets of the Company involving the interested stockholder;
•any transaction that results in the issuance or transfer by the Company of any stock of the Company to the interested stockholder, subject to limited exceptions;
•any transaction involving the Company that has the effect of increasing the proportionate share of the stock of any class or series of the Company beneficially owned by the interested stockholder; or
•the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the Company.
In general, Section 203 defines an interested stockholder as a person who, together with affiliates and associates, owns (or within three years, did own) beneficially 5% or more of the outstanding voting stock of the Company. Section 203 could prohibit or delay mergers or other takeover or change in control attempts with respect to the Company and, accordingly, may discourage attempts to acquire the Company.